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                                                                    EXHIBIT 10.1


                            [JENNY CRAIG LETTERHEAD]

April 1, 1999

Mr. Jack F. O'Connor
3931 Palomar Drive
Fallbrook, CA 92028

Dear Jack:

It's been a pleasure to meet with you regarding the opportunities and challenges at Jenny Craig, and this letter will formalize our employment offer to you. While your duties will involve the broad spectrum of Jenny Craig Inc.'s business, the following is an outline of the specific responsibilities you will assume, and the other issues we discussed, upon your joining the Company:

1. Your position will be Vice President, Information Systems reporting directly to me.

2. The duties for this position involve the oversight and responsibility for the Company's Information Systems function including developing a corporate vision and strategic plan which supports the company's business goals. Act as the chairperson for the Y2K project. Develop company standards and criteria for hardware and software systems and vendors at both the mainframe and desktop levels. You will interact with all levels of management to define and prioritize internal and external customer needs as well as perform similar and incidental duties as required.

3. Your annual compensation will be one hundred and seventy thousand dollars ($170,000) per year payable on a bi-monthly basis (the 10th and the 25th). Your reporting date is April 12, 1999. Your performance review will be every April 12th. You will also be eligible to participate in the Company's Executive Incentive Compensation Plan for fiscal year 2000, which will begin on July 1, 1999.

4. You will receive an option to purchase twenty-five thousand (25,000) shares of common stock of the Company in concert with the Company's Stock Option Plan. The option price will be the average of the high and low price for a share of JCI common stock on the New York Stock Exchange on the day you begin your employment. The vesting period for options will be over a four
    (4) year period in four (4) annual equal installments of twenty five percent (25%), the first of which will vest on the first anniversary of your employment with the Company. If your employment is terminated by the Company without cause, all options not then exercisable will become exercisable.

5. Upon joining the Company you will be afforded the same fringe benefit opportunities as other senior executives in the Company, e.g., group health, life, disability, 401(k), upon your initial hire date you will begin accruing PTO at the rate of 8 hours per pay period or 24 days per year to a maximum of 36
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    days. The Company may modify these plans as well as the written policies of the Company from time to time.

6. The Company shall have the right to terminate your employment at any time, with or without cause, by written notice to you. If your employment is terminated by the Company without cause, or by you within ninety (90) days following a change of control of the Company, upon receipt of a general release signed by you, you will receive a severance payment equal to your then current annual salary payable in twelve (12) equal monthly installments. Further, if your employment is terminated, all compensation, benefits, and rights you may have under this Agreement will terminate on the date of termination of employment, except your right to receive the severance payment described above and your rights under the Company's Stock Option Plan. For purposes of this agreement, "cause" shall mean your death, disability (the inability to perform services for a period of one hundred twenty (120) days in any consecutive twelve (12) month period), a breach of this agreement or your duty of loyalty to the Company, willful misconduct or negligence in the performance of the duties contemplated hereby, your conviction of a felony, or conduct by you which brings you or the Company into public disrepute, or which could have a substantial adverse effect on the Company or its business.

7. You agree that at all times, both during and after your employment by the Company, you will not use or disclose to any third party any information, knowledge or data not generally known to the public which you may have learned during your employment by the Company which relates to the operations, business or affairs of the Company. You agree to comply with all procedures which the Company may adopt from time to time to preserve the confidentiality of any information and immediately following termination of your employment to return to the Company all materials created by you or others which relate to the operations, business or affairs of the Company. You agree that for a period of two (2) years following termination of your employment you will not, directly or indirectly (a) employ or engage as an independent contractor or seek to employ, engage or retain any person, who, during any portion of the two (2) years prior to the date of termination of your employment was, directly or indirectly, employed as an employee, engaged as an independent contractor or to otherwise retained by the Company; or (b) induce any person or entity to leave his employment with the Company, terminate an independent contractor relationship with the Company or terminate or reduce any contractual relationship with the Company.

8. You and the Company agree that if either party alleges a violation of the terms of this offer letter, or any other disagreements or disputes arise in connection with this letter or your employment or termination of your employment, any such disputes shall be settled exclusively by arbitration in the City of San Diego by one or more experienced labor and employment law arbitrator(s) licensed to practice law in California and selected in accordance with the commercial arbitration rules of the American Arbitration Association. This arbitration agreement includes, but is not limited to, any claim based on state or federal laws regarding: age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, or other anti-discrimination or no-retaliation laws, including, without limitation, Title VII, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the Equal Pay Act, and the California Fair Employment and Housing Act, all as amended. You and the Company understand and agree that they are both waiving any right to a jury trial based on these claims.

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    The arbitrator(s) cannot have the power to modify any of the provisions of this offer letter. The arbitrator(s) decision shall be final and binding upon both you and the Company and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

9. Should any provision of this agreement be declared or be determined by an arbitrator or any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this agreement.

10. This agreement does not restrict the Company's right to pursue claims and obtain injunctive relief and/or other equitable relief, including but not limited to claims for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which the Company may seek and obtain relief from a court of competent jurisdiction.

Please sign this letter below and fax it to Roberta C. Baade, Vice President, Human Resources 619-812-2713 prior to 5:00 P.M. on April 5, 1999 at which time this offer will expire. A copy will be furnished to you when you report to work on April 12, 1999. If you have any questions or concerns about this offer, please don't hesitate to call me (619-812-2180) or Roberta (619-812-2130).

Jack, we are looking forward to your joining Jenny Craig and the experience and knowledge you will bring in helping us achieve new heights. I personally look forward to working with you and to having your assistance in the many challenges ahead.

Sincerely,

/s/ MICHAEL L. JEUB
-------------------------
Michael L. Jeub

Accepted and agreed:

JACK O'CONNOR                  /s/ JACK O'CONNOR                        4/5/99
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Print Name                     Signature                                Date

cc: Roberta C. Baade